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                                                                 Exhibit 10.17.6


             EMPLOYMENT AND CONFIDENTIALITY AGREEMENT [CONNECTICUT]

     This Agreement, between 724 Solutions Corp. ("724 Solutions"), One Market, Steuart Tower, 1475, San Francisco, CA 94105 and Christopher Whitland Jarman ("Employee"), 11 Cardinal Road, Greenwich Connecticut, 06830 is made as of this 7TH day of August, 2000.

                                    RECITALS

     724 Solutions and Employee wish to enter into an employment relationship with a written Employment Agreement intended to supersede all other written and oral representations regarding Employee's employment with 724 Solutions.

                                    AGREEMENT

     NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and 724 Solutions agree as follows:

1. PERIOD OF EMPLOYMENT. 724 Solutions shall employ Employee to render services to 724 Solutions in the position and with the duties and responsibilities described in Section 3 for the period (the "Period of Employment") commencing on the date set forth in Section 2 and ending in accordance with Section 5 on Employee's status as an at-will employee.

2. START DATE. Your employment with 724 Solutions will start effective August 7, 2000.

3. DUTIES. You are employed by 724 Solutions to render services to 724 Solutions in the position of Executive Vice President, Mobile Commerce Development, based at 11 Cardinal Road, Greenwich, Connecticut 06830, USA. So long as you are employed by 724 Solutions:

     (a) you will devote your full business time and energy to your position at 724 Solutions, well and faithfully serve 724 Solutions, and use your best efforts, skills and abilities to promote the interests of 724 Solutions and agree to perform such other tasks and duties related to the foregoing as may from time to time be determined by the 724 Solutions management;

     (b) you will abide by any 724 Solutions policies that the Board of Directors of 724 Solutions may establish or amend having general application to 724 Solutions' staff and management;

     (c)  you will be a member of 724 Solutions' senior management team; and


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     (d)  you will have global responsibility over mobile commerce business development activities.

4. COMPENSATION AND BENEFITS. Your compensation and benefits are listed in Schedule "A" to this agreement. Your compensation will be payable bi-weekly and will be subject to such periodic review and enhancement as may be deemed appropriate by the Board of Directors of 724 Solutions from time to time but in any event shall be at least once per year commencing January 1, 2001 and continuing on each anniversary thereafter.

5. EMPLOYMENT AT WILL. Employee acknowledges and agrees that Employee's employment with 724 Solutions is terminable "at will." 724 Solutions may terminate Employee's employment at any time with or without notice, and with or without cause. Employee may terminate employment with 724 Solutions at any time with or without notice, and with or without cause. Neither 724 Solutions nor Employee make any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances or after implementation of particular procedures (such as progressive discipline).

6.   INVENTIONS AND IDEAS.

     (a) DEFINED; STATUTORY NOTICE. The term "Invention/Idea" includes any and all ideas, processes, trademarks, service marks, inventions, technology, computer hardware or software, original works of authorship, designs, formulas, discoveries, patents, copyrights, products, and all improvements, know-how, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by Employee, alone or with others, during the Period of Employment (subject to earlier termination under Section 5 above).

     (b) DISCLOSURE. Employee shall maintain adequate and current written records on the development of all Invention/Ideas and shall disclose promptly to 724 Solutions all Invention/Ideas and relevant records, which records will remain the sole property of 724 Solutions. Employee agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), that Employee does not believe to be an Invention/Idea, but that is conceived, developed, or reduced to practice by Employee (alone or with others) during the Period of Employment (or during the post-employment period set forth in Section 6(e) below), shall be disclosed promptly to 724 Solutions (such


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          disclosure to be received in confidence). 724 Solutions shall examine such information to determine if in fact the Intellectual Property is an Invention/Idea subject to this Agreement, but shall hold such information in the strictest confidence and shall not use or disclose such information in any manner if it is determined that the same is not an Invention/Idea subject to this Agreement.

     (c) ASSIGNMENT. Employee agrees to, and hereby does, assign to 724 Solutions his or her entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention/Idea, which shall be the sole property of 724 Solutions, whether or not patentable. In the event any Invention/Idea is deemed by 724 Solutions to be patentable or otherwise registrable, Employee shall assist 724 Solutions (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper thereto (including testifying at 724 Solutions' expense) and to vest 724 Solutions, or any entity or person specified by 724 Solutions, with full and perfect title thereto or interest therein. Employee shall also take any action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in any related proceedings or litigation. Should 724 Solutions be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention/Idea, whether due to Employee's mental or physical incapacity or any other cause, Employee irrevocably designates and appoints 724 Solutions and each of its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and/or done by Employee. Such designation and appointment shall be solely for matters related to the pursuance of said patents and copyrights and for no other purpose.

     (d) EXCLUSIONS. 724 Solutions and Employee acknowledge that, for one year from the date of termination from Employee's previous employment, Employee is subject to the following:

              Employee agrees that any intellectual property arising out of work performed during the Period of Employment including any and all invention(s) derived from said intellectual property subsequently reduced to practice by employee within one year after termination shall vest with the Employer. Employee acknowledges the receipt of the sum of US$1 in respect of such vesting.


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          Notwithstanding the foregoing, Employee represents that, to the best of his knowledge (i) there are no Inventions/Ideas that he or she desires to exclude from the operation of this Agreement; and (ii) there are no facts or circumstances that would prevent him from carrying out his Duties pursuant to this Agreement. Other than as set forth herein, to the best of Employee's knowledge, there is no other existing contract in conflict with this Agreement and there is no other contract to assign any Intellectual Property that is now in existence between Employee and any other person or entity.

     (e) POST-TERMINATION PERIOD. Because of the difficulty of establishing when any Intellectual Property is first conceived or developed by Employee, or whether it results from access to Confidential Information or 724 Solutions' equipment, supplies, facilities, or data, Employee agrees that any Intellectual Property shall be presumed to be an Invention/Idea, if reduced to practice by Employee or with the aid of Employee within one (1) year after termination of employment. Employee can rebut the above presumption if he or she proves that the Intellectual Property (i) was developed entirely on Employee's own time or entirely while employed by another party without using 724 Solutions' equipment, supplies, facilities, or trade secret information; (ii) was not conceived or reduced to practice during the Employee's employment with 724 Solutions, or, if conceived or reduced to practice during this period, did not, at the time of conception or reduction to practice, relate to 724 Solutions' business or actual or demonstrably anticipated research or development; and
          (iii) did not result from any work performed by Employee for 724 Solutions.

7.   PROPRIETARY INFORMATION.

     (a) DEFINED. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of 724 Solutions, or any affiliate, or its employees, clients, consultants, or business associates, which was produced by any employee of 724 Solutions in the course of his or her employment or otherwise produced or acquired by or on behalf of 724 Solutions. All Proprietary Information not generally known outside of 724 Solutions' organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects; (ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii)


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          business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Proprietary and Confidential Information shall exclude information which at the time of its disclosure is publicly available through no fault of Employee) or which is released to the public without restriction or otherwise becomes part of the public domain through no fault of Employee (but only after it is released or otherwise becomes part of the public domain). Employee should consult any 724 Solutions procedures instituted to identify and protect certain types of Confidential Information, which are considered by 724 Solutions to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

     (b) GENERAL RESTRICTIONS ON USE. During the Employee's employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of 724 Solutions and as is necessary to carry out his or her responsibilities under this Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by 724 Solutions. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by 724 Solutions.

     (c) LOCATION AND REPRODUCTION. Employee shall maintain at his or her work station and/or any other place under his or her control only such Confidential Information as he or she has a current "need to know." Employee shall return to the appropriate person or location or otherwise properly dispose of Confidential Information once that need to know no longer exists. Employee shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need for reproduction.

     (d) PRIOR ACTIONS AND KNOWLEDGE. Employee represents and warrants that from the commencement of employment with 724 Solutions, he or she has held in strict confidence all Confidential Information and has not disclosed any Confidential Information, directly or indirectly, to anyone outside of 724 Solutions (with the exception of legal and accounting advisors), or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement and as may have been disclosed to legal and accounting advisers during negotiations of the merger.


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     (e)  THIRD-PARTY INFORMATION. Employee acknowledges that 724 Solutions has received and in the future will receive from third parties their confidential information subject to a duty on 724 Solutions' part to maintain the confidentiality of this information and to use it only for certain limited purposes. Employee agrees that he or she owes 724 Solutions and these third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform his or her obligations hereunder and as is consistent with 724 Solutions' agreement with third parties.

     (f) CONFLICTING OBLIGATIONS. Employee represents and warrants that his or her execution of this Agreement, his or her employment with 724 Solutions, and the performance of his or her proposed duties under this Agreement will not knowingly violate any obligations he or she may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity. Employee agrees that he or she will not use for the benefit of, or disclose to, 724 Solutions any confidential information belonging to any former employer or other entity unless he or she has written permission from the employer or entity to do so (or if 724 Solutions has been granted such permission).

     (g) RETURN OF PROPERTY. In the event your employment with 724 Solutions terminates, you shall return to 724 Solutions all property of 724 Solutions or any Affiliate in your possession or under your direct or indirect control, including, without limitation, all equipment and all Confidential Information, notebooks and other materials, documents, dairies, calendars and data of or relating to 724 Solutions or any Affiliate, whether printed, typed, written or on any source of computer media.

     (h)  COMPETITIVE ACTIVITY.

          (1) ACKNOWLEDGMENT. Employee acknowledges and agrees that the pursuit of the activities forbidden by Section 7(h)(2) below would necessarily involve the use or disclosure of Confidential Information in breach of Section 7, but that proof of such a breach would be extremely difficult.

          (2) PROHIBITED ACTIVITY. To forestall the above-described disclosure, use, and breach, Employee agrees that:

               (i) for a period of one (1) year after termination of the Period of Employment, he or she shall not, directly or indirectly divert or


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               attempt to divert from 724 Solutions (or any Affiliate) any business of any kind in which it is engaged at the date of termination;

               (ii) for a period of one (1) year after termination of the Period of Employment, he or she shall not, directly or indirectly employ, recommend for employment, or solicit for employment any person employed by 724 Solutions (or any Affiliate);

               (iii) for a period of one (1) year after termination of the Period of Employment, he or she shall not, directly or indirectly solicit any customer of 724 Solutions (or any Affiliate) known to Employee during the Period of Employment to have been a customer

               (iv) for a period of six (6) months after termination of the Period of Employment, he or she shall not, directly or indirectly carry on or be engaged in or hold any interest in or advise, manage or assist in any business activity that is or may be competitive with 724 Solutions (or any Affiliate) in any country where 724 Solutions conducts its business.

8.   ARBITRATION.

     (a) ARBITRABLE CLAIMS. Except as provided in Section 9 on Injunctive Relief, to the fullest extent permitted by law, all disputes between Employee (and his or her attorneys, successors, and assigns) and Employer (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Employee, including, without limitation, all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Employee) shall be considered third-party beneficiaries of the rights and obligations created by this Agreement. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Connecticut Fair Employment Practices Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or


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          intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

     (b) ARBITRATION PROCEDURE. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement shall be conducted in New York, New York. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE OR AS TO ANY CLAIM ALLEGING ANY FORM OF DISCRIMINATION.

     (c) ARBITRATOR SELECTION AND AUTHORITY. A single arbitrator shall decide all disputes involving Arbitrable Claims. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs, and fees to the greatest extent permitted by law, including, but not limited to, any remedy or relief that a court would have. The fees of the arbitrator shall be split between both parties equally. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.


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     (d)  ARBITRATION CONFIDENTIALITY. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this Section concerning confidentiality.

9. INJUNCTIVE RELIEF. If Employee breaches or threatens to breach any of the covenants contained in Section 6 on Inventions and Ideas or Section 7 on Proprietary Information, the parties acknowledge and agree that the damage or imminent damage to 724 Solutions' business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Both parties further acknowledge that 724 Solutions considers the services of Employee to be provided under this Agreement to be unique, extraordinary, and/or of intellectual character. Accordingly, 724 Solutions shall be entitled to injunctive relief against Employee in the event of any breach or threatened breach of the above provisions by Employee, in addition to any other relief (including damages) available to 724 Solutions under this Agreement or under law. Nothing herein is intended or expected to limit 724 Solutions right to seek injunctive relief against employee in a court of competent jurisdiction prior to, or during the pendency of any arbitration proceedings.

10. NOTICES. Any notice which may or is required to be given pursuant to this agreement shall be in writing and shall be sufficiently given or made if mailed by prepaid registered mail, faxed or served personally upon the party for whom it is intended, addressed to the other party at the address or fax number first above written. The date of receipt of any notice, if served personally or by fax, shall be deemed to be the date of delivery thereof and, if mailed, the third business day after delivery.

11. ASSIGNMENT. You acknowledge that 724 Solutions may assign this agreement and the benefits of your covenants and obligations under this agreement to any person who purchases all or substantially all the assets of 724 Solutions. In addition, this agreement and the rights and obligations of 724 Solutions may be assigned at any time by 724 Solutions to an affiliate of 724 Solutions. Subject to the forgoing, neither this agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party. Subject thereto, this agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.


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12.  INVALIDITY AND SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

13. FURTHER ASSURANCES. You agree to do such acts and execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within your power as we may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this agreement.

14. WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

15. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

16. ENTIRE AGREEMENT. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by 724 Solutions. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of 724 Solutions, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

17. GOVERNING LAW. This Agreement is to be construed in accordance with and governed by the laws of the State of Connecticut, without giving effect to any


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     choice of law rule that would cause the application of the laws of any jurisdiction other than the State of Connecticut to the rights and duties of the parties.

18. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

19. EMPLOYEE ACKNOWLEDGMENT. Employee acknowledges that he or she has had the opportunity to consult legal counsel in regard to this Agreement, that he or she has read and understands this Agreement, that he or she is fully aware of its legal effect, and that he or she has entered into it freely and voluntarily and based on his or her own judgment and not on any representations or promises other than those contained in this Agreement.

20. DATE OF AGREEMENT. The parties have duly executed this Agreement as of the date first written above.





By:  /s/ Gregory Wolfond         /s/ Christopher Jarman
     ------------------------    -------------------------
     Gregory Wolfond             Christopher Whitland Jarman
     CEO
     724 Solutions Corp.


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                                  SCHEDULE "A"

                          COMPENSATION AND BENEFITS OF
                           CHRISTOPHER WHITLAND JARMAN

1. SALARY. Your salary will be $250,000 USD per annum with a variable annual compensation of $150,000 USD for a target income of $400,000 USD. For the first year of your employment (from August 7, 2000 to December 31, 2000), the variable annual portion shall be payable as follows: (i) $100,000 USD shall be fixed and shall be paid on or before January 31, 2001; and (ii) $50,000 shall be payable on or before January 31, 2001 if Employee successfully completes two participations with 724 Solutions. For each subsequent calendar year of your employment (commencing with the calendar year 2001) the variable annual portion shall be payable within 30 days of the end of such calendar year and shall be based upon the completion of projects set out in a Memorandum of Agreement signed by you and 724 Solutions within 4 weeks of the beginning of each year of this agreement. You acknowledge and agree that in the event you are eligible to earn any variable pay or bonus payments, only such variable pay or bonus payments actually earned by you as of the date your employment ceases shall be paid to you. 724 Solutions shall deduct all required US deductions. Employee shall only be liable for US-based taxation and other liabilities, and 724 Solutions shall hold employee free from any other related liability in any other jurisdiction that may arise as a result of Employee carrying out his Duties under this Agreement. The foregoing shall not apply to the extent that Employee relocates in accordance with Section 7 of this Schedule.

2. PAID ABSENCE. You will be eligible for 4 weeks of vacation in each calendar year, prorated from your starting date. In addition you will be entitled to 2 personal days each calendar year plus statutory US public holidays. Your supervisor must approve all vacations, and approval is subject to the operational needs of 724 Solutions. Vacation accrual is subject to a maximum number of days, in accordance with 724 Solutions' policies.

3. HOME OFFICE. You will be equipped with the necessary tools and devices including maintenance and respective usage costs to effectively work out of your home. This shall include, although not be limited to, computing , cable and modem communications, fixed and mobile telephone and fax services, scanner/printer services and CDRW mass storage. Home office at 11 Cardinal Road, Greenwich, Connecticut 06830, USA shall be designated as your normal place of work.

4. BENEFITS. You will be eligible to participate in any plans maintained from time to time by 724 Solutions for the benefit of 724 Solutions' employees, including, but not limited to, those pertaining to group life, accident, dental, prescription,


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     sickness and medical, and long term disability insurance, provided that premiums for such coverages are reasonable, as determined by 724 Solutions in its sole discretion. Such terms to be not less than those provided to you by 724 Solutions dated June 14, 2000.

5.   OPTIONS TO PURCHASE SHARES.

     Subject to you and 724 Solutions entering into 724 Solutions' standard Option Agreement, 724 Solutions hereby grants to you:

     (a) the option to purchase 33,333 common shares of 724 Solutions (or the group of companies that forms 724 Solutions), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724 Solutions), which option vests on and continues from the first anniversary of your employment; and

     (b) the option to purchase an additional 33,333 common shares of 724 Solutions (or the group of companies that forms 724 Solutions), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724 Solutions), which option vests on and continues from the second anniversary of your employment; and

     (c) the option to purchase an additional 33,334 common shares of 724 Solutions (or the group of companies that forms 724 Solutions), at their Market Price (as defined in the Stock Option Plan) on the date of the grant (your first day of employment with 724 Solutions), which option vests on and continues from the third anniversary of your employment.

     Further options may be granted to you in accordance with 724 Solutions' standard ongoing grant program, which grants must be approved by the Compensation Committee of the Board of Directors of 724 Solutions.

     Please note that the terms and conditions of the Option Agreement and corresponding Option Plan govern the options granted in this agreement. In particular, you should note that your eligibility for unvested options will be automatically forfeited if your employment with 724 Solutions terminates for any reason except for rights granted to you under Section 6 of this Schedule.

6.   NON-VOLUNTARY TERMINATION OF EMPLOYMENT WITH 724 SOLUTIONS.

     In the event that you are terminated without cause by 724 Solutions, you shall be entitled to receive your base salary for a period of six (6) months from the date of such termination. Further, you shall immediately be entitled to exercise any stock options which would otherwise have vested in the six (6) month period immediately following your termination. These rights represent your full and


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     only compensation upon termination without cause, and shall be granted to you upon your execution of a full and final release of any claims against 724 Solutions related in any manner to your employment.

7.   RELOCATION

     Employee shall be entitled to relocation in connection with the permanent location of 724 Solutions Headquarters. If, by December 31st., 2001, this remains located in Toronto, Canada then Employee shall be entitled to be relocated to Toronto. If, at that time, Employee elects to be so relocated, 724 Solutions shall reimburse actual, reasonable, direct relocation expenses up to, but not exceeding $75,000.

8.   GENERAL

     This statement of Compensation and Benefits supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied pertaining in any manner to your compensation and benefits, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of 724 Solutions, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


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